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                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made as of this 7th day of January, 2000 by and between WILLIAM D. KING, residing at #9 Wideloop Road, Rolling Hills, California 90274-5234 ("Executive"), and AVIATION DISTRIBUTORS, INC., a California corporation, with offices at One Capital Drive, Lake Forest, California 92630-2203 (the "Company"), for the purpose of setting forth the terms and conditions of Executive's employment by the Company and to protect the Company's knowledge, expertise, customer relationships and the confidential information the Company has developed regarding clients, customers, shareholders, option holders, employees, products, business operations and services. As of the Effective Date (defined in Section 2 below), this Agreement supersedes any prior understandings or agreements between Executive and the Company or any of the Company's subsidiaries or affiliates.

     The Board of Directors of the Company (the "Board") acknowledges that Executive has been engaged by the Company since July 1, 1999 as a consultant. The Board of Directors expects that Executive's contribution to the growth and success of the Company as a full-time employee will be substantial. Therefore, the Board desires to provide for the continued employment of Executive and to make provisions in Executive's employment arrangements with the Company that the Board has determined will encourage the continued attention and dedication to the Company of Executive as a member of the Company's management, in the best interest of the Company and its shareholders. Executive is willing to commit himself to serve the Company on the terms and conditions herein provided.

     In order to effect the foregoing, the Company and Executive wish to enter into an employment agreement on the terms and conditions set forth below. In consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   TIME AND EFFORTS

     1.1 Executive shall be employed as the Company's Chairman of the Board and Chief Executive Officer and shall devote his full-time attention to the duties and responsibilities of those offices in furtherance of the Company's business.


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     1.2 In the performance of all of his responsibilities hereunder, Executive shall be subject to all of the Company's policies, rules, and regulations applicable to its officers and employees generally and its Chairman of the Board and Chief Executive Officer specifically. Executive shall report to the Board of Directors.

     1.3 Executive shall be a member of the Board of Directors during the term of this Agreement.

     1.4 Without the prior express authorization of the Board, Executive shall not, directly or indirectly, during the term of this Agreement engage in any activity competitive with or adverse to the Company's business, whether alone, as a partner or independent contractor, or as an officer, director, or employee of any other corporation. This Agreement shall not be interpreted to prohibit Executive from making passive personal investments, conducting private business affairs, or engaging in educational or charitable activities, if those activities do not materially interfere with the services required hereunder.

     1.5 In order to induce the Company to enter into this Agreement, Executive represents and warrants to the Company that (i) Executive is not a party or subject to any employment agreement or arrangement with any other person, firm, company, corporation or other business entity; and (ii) Executive is subject to no restraint, limitation or restriction by virtue of any agreement or arrangement, or by virtue of any law or rule of law or otherwise which would impair Executive's right or ability to enter the employ of the Company or to perform fully his duties and obligations pursuant to this Agreement.

     1.6 Without first obtaining the written permission of the Board in each instance, Executive will not authorize or permit the Company to engage the services, of, or engage in any business activity with, or provide any financial or other benefit to, any affiliate of Executive. The phrase "affiliate of Executive" as used in this Agreement shall mean and include Executive's family by blood or marriage (including, without limitation, parents, spouse, siblings, children and in-laws), and any business or business entity which is directly or indirectly owned or controlled by Executive or any member of Executive's family or in which Executive or any member of Executive's family has any direct or indirect financial interest whatsoever.

2.   TERM

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     The term of this Agreement is from December 1, 1999 (the "Effective Date")
until December 31, 2001.

3.   TERMINATION

     This Agreement shall be terminated upon the happening of any of the following events:

     3.1 Upon the death of Executive.

     3.2 Upon the dissolution of the Company.

     3.3 Whenever the Company and Executive shall mutually agree to termination.

     3.4 At the option of the Company, upon written notice by the Company to Executive, for Cause. "Cause" shall exist for such termination if Executive (i) pleads or is found guilty of a felony involving an act of dishonesty or moral turpitude by a court of competent jurisdiction; (ii) has engaged in serious misconduct; (iii) has made any material misrepresentation or omission to the Company under Section 1.5 hereof; (iv) has committed a willful, unexcused breach of his duty in the course of Executive's employment; (v) has been guilty of habitual neglect of Executive's duties; (vi) has usurped a corporate opportunity, is guilty of fraudulent embezzlement of property or funds of the Company, or committed any act of fraud or intentional misrepresentation moral turpitude, dishonesty or other misconduct that would constitute a felony; or
(vii) has committed a material, unexcused breach of this Agreement.

     3.5 At the option of Executive, upon 90 days written notice by Executive to the Company.

     3.6 If as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within 30 days after written notice of termination is given (which may occur before or after the


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end of such six-month period) shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate Executive's employment hereunder.

     3.7 Upon the expiration of the term of this Agreement, or any extension or renewal thereof.


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4.   COMPANY'S AUTHORITY

     Executive agrees to observe and comply with the reasonable rules and regulations of Company as adopted by the Board of Directors of the Company or committee of the Board of Directors respecting performance of Executive's duties and to carry out and perform orders, directions, and policies of Company as they may be, from time-to-time, stated to Executive either verbally or in writing.

5.   VACATION

     During each calendar year of the term of this Agreement, Executive shall be entitled four weeks of paid vacation. Executive shall be entitled to receive payment for accrued vacation not taken during each calendar year during the term of this Agreement or may accrue such vacation for use in a subsequent calendar year; however Executive shall not be entitled to more than four weeks of accrued vacation from a prior year during any calendar year.

     6. CURRENT COMPENSATION

     6.1 ANNUAL SALARY. For all services rendered by Executive under this Agreement, the Company shall pay or cause to be paid to Executive, and Executive shall accept the annual Salary and Incentive Compensation, if any, all in accordance with the subject to the terms of this Agreement. For purposes of this Agreement, the term "Compensation" shall mean the Annual Salary and Incentive Compensation, if any. Executive shall be entitled to receive as current compensation an annual salary in the amount of $120,000 per annum (hereinafter referred to as the "Annual Salary"). References in this Agreement to "annual" or "per annum" or "Annual" and similar phrases shall mean the twelve-month period commencing on January 1st of each year during the term of this Agreement unless otherwise indicated.

     6.2 INCENTIVE COMPENSATION. In addition, Executive shall be entitled to annual Incentive Compensation in accordance with the Company's Executive Incentive Compensation Plan. The Company acknowledges the current Executive Incentive Compensation Plan provides for the contribution of 7.5% of the Company's earnings before taxes to a senior management bonus pool to be allocated in accordance


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with the determination of the Board of Directors, not to exceed the contribution of $250,000 annually. In addition, Executive shall be entitled to bonus compensation declared at the discretion of the outside members of the Board of Directors from time to time.

     6.3 401(k) PLAN. Executive shall be entitled to participate in the Company's 401(k) or other similar retirement benefit plan.

     6.4 PAYMENTS OF CURRENT COMPENSATION. The payment of Executive's Annual Salary shall be made in semi-monthly installments on the then prevailing paydays of the Company. Any payment for Incentive Compensation will be made in accordance with the Executive Incentive Compensation Plan, and payment will be made in one lump sum concurrently with payments made to others in senior management. All payments are subject to the customary withholding tax and other employment taxes as required with respect to compensation paid to an employee.

     6.5 PAYMENT OF COMPENSATION ON TERMINATION OTHER THAN FOR DISABILITY OR WITHOUT CAUSE. Upon termination of Executive's employment prior to the expiration of this Agreement, if such termination is pursuant to Section 3.1, 3.2, 3.3, 3.4, 3.5 or 3.7 hereof, Executive shall be entitled to any Annual Salary and vacation accrued but unpaid through the date of termination of employment. All such compensation pursuant to this Section 6.5 shall be paid upon termination.

     6.6 PAYMENT OF COMPENSATION ON TERMINATION WITHOUT CAUSE. Upon termination of Executive's employment prior to the expiration of this Agreement without cause, Executive shall be entitled to Annual Salary through the end of the term of this Agreement, payable in semi-monthly installments in accordance with the provisions of Section 6.4 above.

7.   COMPENSATION ON DISABILITY

     7.1 DISABILITY BENEFITS. If Executive shall become disabled, as defined in
Section 3.6, during each of the first three months after such determination of disability during the term of this Agreement, the Company shall continue to pay to or for the benefit of Executive the benefits provided for in Section 8.1


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and his Annual Salary hereunder, less the amount of any disability benefits received by Executive from any source paid for or reimbursed by the Company. Thereafter, Executive's compensation shall be reduced to reflect the reduced performance of Executive's services. However, so long as Executive is providing services to the Company at a reduced level pursuant to an agreement with the Company, Executive shall be entitled to receive the benefits provided for in
Section 8.1.

     7.2 In the event Executive's disability is in question, and after written request by the Company, Executive refuses to be examined by his regularly attending physician or if the regularly attending physician fails to submit a report within 30 days after the examination has been requested by the Company, the determination of disability shall be made by the Company.

8.   MISCELLANEOUS BENEFITS

     8.1 MEDICAL INSURANCE. Executive and his family shall be entitled to participate in any medical, dental, vision, life, long-term disability, other insurance or employee benefit program instituted or maintained by the Company for the benefit of its executive employees.

     8.2 PAYMENT OF BENEFITS ON TERMINATION OF EMPLOYMENT WITHOUT CAUSE. If Executive's employment with the Company is terminated without cause, the Company agrees that Executive shall be entitled to continued compensation as if Executive were still actively employed by the Company, for the remainder of the term of this Agreement. If applicable law or the terms and conditions of such plans do not permit Executive to be covered with respect to any benefit under this Agreement as if Executive were still actively employed by the Company, the Company agrees to pay Executive an amount equal to what the Company would have paid to maintain such benefits if Executive were still employed by the Company for the remainder of the term of this Agreement.

     8.3 BUSINESS EXPENSES. Executive shall be reimbursed for all reasonable expenses incurred by Executive in connection with Executive's attendance of business meetings and promotion of Company business upon presentation by Executive to the Company of an expense report and adequate records or other documentation substantiating the expenditures, not less frequently than monthly. Any such amounts


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disallowed as a business expense for federal or state income tax purposes shall be deemed additional salary to Executive. The fact that the Company may not reimburse Executive for an expense is not an indication that the Company determined that the expense was not incurred on its behalf or in connection with the Company's business.

     8.4 AUTOMOBILE ALLOWANCE, Executive shall be entitled to an automobile allowance of $1,500 per month to be used at his discretion for expenses relating to lease payments for the automobile of Executive's choice, taxes, licensing fees, insurance, and maintenance costs.

     8.5 SERVICES FURNISHED, The Company shall furnish Executive with office space, stenographic assistance and such other facilities and services as shall be suitable to Executive's position and adequate for the performance of his duties.

     8.6 PLACE OF PERFORMANCE. In connection with Executive's employment by the Company, Executive shall be based at the principal executive offices of the Company, except for required travel on the Company's business to an extent substantially consistent with present business travel obligations.

9.   RESTRICTIVE COVENANTS

     9.1 Executive acknowledges that (i) he has a major responsibility for the operation, administration development and growth of the Company's business; (ii) the Company's business is or may become national or international in scope;
(iii) his work for the Company will bring him into close contact with confidential information of the Company and its clients; and (iv) the agreements and covenants contained in this Section 9 are essential to protect the business interests of the Company and that the Company would not enter this Agreement but for such agreements and covenants. Accordingly, Executive covenants and agrees as follows:

         9.1.1 Except as otherwise provided for in this Agreement, during the term of this Agreement and, if this Agreement is terminated for any reason other than pursuant to Section 3.7 hereof, for two years following such date of termination (the "Termination Period"), Executive shall not, directly or indirectly, within any county in any state, province or other political subdivision of the United States, or any


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other country in which the Company is conducting business as of the effective date hereof, or as of the date of termination, compete with respect to any services or products of the Company which are either offered or are being developed by the Company as of either such date (the "Company's Business"); or, without limiting the generality of the foregoing, be or become, or agree to be or become, interested in or associated with, in any capacity (whether as a partner, shareholder, owner, officer, director, employee, principal, agent, creditor, trustee, consultant, co-venturer or otherwise), any individual, corporation, Company, association, partnership, joint venture or other business entity, which competes with Company's Business, provided, however, that Executive may own, solely as an investment, not more than 1% of any class of securities of any publicly held corporation traded on any national securities exchange in the United States.

         9.1.2 During the term of this Agreement and, if applicable, during the Termination Period, Executive shall not, directly or indirectly, (i) solicit for employment or provide services, or employ or engage the services of, any employee of the Company who was employed by the Company at the time of termination or any neutrals associated with the Company as of such time; (ii) aid or agree to aid any competitor, client, or supplier of the Company in any attempt to hire any person who shall have been employed by the Company within the period preceding such requested aid; or (iii) induce or attempt to influence any person or business entity who was a client or supplier of the Company during any portion of said period to transact business with a competitor of the Company.

     9.2 Executive hereby expressly acknowledges, understands and agrees that all documents, records, computer discs and programs, marketing and business plans and studies, and business and financial information (collectively referred to in this paragraph as "confidential information") relating to the Company's business including, without limitation, the names and addresses of the Company's clients and referral sources, all client records, files, and other client information, all methods of marketing services, setting cases, training programs, fee policies, and management and operating methods, whether they are prepared in whole or in part by Executive or by any other person, are and shall remain the exclusive property of the Company, and that all such trade secrets are confidential, material and important to the business and financial success of the Company, and that their disclosure or unauthorized use would seriously and adversely affect the Company's business.


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     9.3 Executive hereby expressly covenants and agrees that he will not either directly or indirectly, do any of the following either during the term of his employment by the Company, or at any time thereafter (or such shorter period following termination a may be described below), except as is necessary to perform his obligations in the course of his employment by the Company:

         9.3.1 divulge, disclose or communicate to any person, Company, or entity any of the Company's confidential information; or

         9.3.2 for two years following termination of Executive's employment, directly solicit or cooperate with others to directly solicit, any of the clients, customers or referral sources of the Company, or neutrals associated with the Company, for the purpose of, or in connection with, any business which is the same or substantially similar to the Company's business; or

         9.3.3 use himself, duplicate or copy any of such confidential information; or

         9.3.4 otherwise engage in unfair competition with the Company.

     9.4 If Executive breaches, or threatens to commit a breach of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which shall be enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

         9.4.1 Executive shall account for and pay over to the Company all compensation, profits, and other benefits, after taxes, which inure to Executive's benefit which are derived or received by Executive or any person or business entity controlled by Executive resulting from any action or transactions constituting a breach of any of the Restrictive Covenants.

         9.4.2 Notwithstanding the provisions of subsection 9.4.1 above, Executive acknowledges and agrees that in the event of a violation or threatened violation of any of the provisions of Section 9, the Company, shall have no adequate remedy at law and shall therefore be entitled to enforce


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each such provision by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies which may be available at law or in equity.

     9.5 If any of the Restrictive Covenants, or any part thereof, is held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

     9.6 The parties hereto intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. In the event that the courts of any one or more of such jurisdictions shall hold such Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar, or in any way affect the Company's right to the relief provided above in the courts of any other jurisdictions within the geographical scope of such Restrictive Covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

10.  PARTICIPATION IN STOCK AND OPTION EXECUTIVE COMPENSATION PLAN

     The Company and Executive acknowledge that the Company previously agreed to grant Executive incentive stock options to purchase 350,000 shares of Common Stock of the Company at an exercise price of $.25 per share, all of which options are fully vested. In addition, in connection with this Agreement, Executive shall be granted incentive stock options to purchase 10,000 shares and a non-statutory stock option to purchase 590,000 shares of Common Stock of the Company at an exercise price of $1.21875 per share, 300,000 of which options shall vest on December 31, 2000 (including 10,000 incentive stock options and 290,000 non-statutory stock options) and 300,000 of which shall vest on December 31, 2001, such


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vesting to be conditioned upon Executive being employed with the Company on such vesting dates. In addition, if the closing price of the Company's Common Stock, as quoted on the Nasdaq Bulletin Board (or other Nasdaq stock market market or national stock exchange), is $7.00 or higher for 10 consecutive trading days, all of Executive's stock options shall be immediately vested. All of Executive's stock options referred to herein shall expire on December 31, 2009. The Company agrees to file a registration statement covering all of the stock options referred to herein on Form S-8 on or before April 30, 2000.

11.  DISPUTE RESOLUTION

     Any dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement shall be resolved by a general reference conducted by a retired judge appointed pursuant to the provisions of California Code of Civil Procedure Section 638(1), or any amendment, addition or successor statute thereto. The parties intend this general reference agreement to be specifically enforceable in accordance with said section. If the parties cannot agree upon a specific retired judge, one shall be appointed by the presiding judge in the county in which the matter is to be heard, provided that the retired judge so appointed shall not be a current or former employee or panelist of, or otherwise be associated with the Company.

12.  ASSIGNMENT

     This Agreement is a personal contract, and the rights, interests and obligations of Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated except as otherwise expressly permitted by the provisions of this Agreement. Executive shall not under any circumstances have any option or right to require payment hereunder otherwise than in accordance with the terms hereof. Except as otherwise expressly provided herein, Executive shall not have any power of anticipation, alienation or assignment of payments contemplated hereunder, and all rights and benefits of Executive shall be for the sole personal benefit of Executive, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Executive; provided, however, that in the event of Executive's death, Executive's estate, legal


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representatives or beneficiaries (as the case may be) shall have the right to receive all of the benefits that accrued to Executive pursuant to, and in accordance with, the terms of this Agreement.

13.  SUCCESSOR

     This Agreement may be assigned by the Company to any successor interest to its business. This Agreement shall bind and inure to the benefit of the Company's successors and assigns as well.


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14.  NOTICES

     All notices, requests and demands hereunder shall be in writing and delivered by hand, by mail, or by telegram, and shall be deemed given if by hand delivery, upon such delivery, and if by mail, 48 hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid and properly addressed to the party at the address set forth at the beginning of this Agreement. Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

15.  INVALID PROVISIONS

     Invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

16.  AMENDMENT MODIFICATION OR REVOCATION

     This Agreement may be amended, modified or revoked in whole or in part, but only by a written instrument which specifically refers to this Agreement and expressly states that it constitutes an amendment, modification or revocation hereof, as the case may be, and only if such written instrument has been signed by each of the parties to this Agreement.

17.  HEADINGS

     The headings in this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof.


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18.  ENTIRE AGREEMENT

     This Agreement contains the entire understanding among the parties and supersedes any prior written or verbal agreements between them respecting the subject matter hereof, including, without limitation, any prior verbal or written employment agreement between Executive and the Company. Upon the effectiveness hereof, any such prior verbal or written agreements shall terminate.

     No representations or warranties of any kind or nature relating to the Company or its affiliates or their respective businesses, assets, liabilities, operations, future plans or prospects have been made by or on behalf of the Company to Executive; nor have any representations or warranties of any kind or nature been made by Executive to the Company, except as expressly set forth in this Agreement.

19.  ATTORNEYS' FEES

     If any legal action is necessary to enforce the terms and conditions of this Agreement, the prevailing party in such action shall be entitled to recover all costs of suit and reasonable attorneys' fees as determined by the arbitrator.

20.  FURTHER ASSURANCES

     The parties shall execute such documents and take such other action as is necessary or appropriate to effectuate the provisions of this Agreement.

21.  CONTROLLING LAW

     This Agreement shall be governed by the laws of the State of California.


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22.  WAIVER

     A waiver by either party of any of the terms and conditions hereof shall not be construed as a general waiver by such party, and such party shall be free to reinstate such part or clause, with or without notice to the other party.

     IN WITNESS WHEREOF, the parties have executed this Agreement on January 7, 2000 at Lake Forest, California.


THE COMPANY:                               EXECUTIVE:

AVIATION DISTRIBUTORS, INC.


By:
   ---------------------------------       -------------------------------------
    Its Duly Authorized Officer            WILLIAM D. KING


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